NEWS
FOR IMMEDIATE RELEASE
Contacts:

Nick Nottoli	Allister Gobin
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces January 2025 Catastrophe Losses and Policies in Force

NORTHBROOK, Ill., February 20, 2025 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of January of $1.08 billion or $849 million, after-tax.
Catastrophe losses included three events with approximately $1.07 billion related to the California wildfires. The California wildfire event estimate includes reinsurance reinstatement premiums, an estimated California FAIR Plan assessment and is net of estimated reinsurance recoveries of $1.40 billion.
Allstate Protection policies in force are as follows:

Allstate Protection Policies in Force (1)
(in thousands)	January 31, 2025	December 31, 2024	January 31, 2024	Jan. 31, 2025 v Dec. 31, 2024	Jan. 31, 2025 v Jan. 31, 2024
Auto	24,835	24,936	25,155	(0.4)%	(1.3)%
Homeowners	7,521	7,511	7,341	0.1%	2.5%
Other personal lines	4,866	4,870	4,850	(0.1)%	0.3%
Commercial lines	204	213	280	(4.2)%	(27.1)%
Total	37,426	37,530	37,626	(0.3)%	(0.5)%
(1) Policy counts are based on items rather than customers. A multi-car customer would generate multiple item (policy) counts, even if all cars were insured under one policy. Lender-placed policies are excluded from policy counts because relationships are with the lenders.
Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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